FIRST QUARTER FISCAL 2026
INVESTOR QUESTIONS & ANSWERS
December 3, 2025
Forward-Looking Statements
Reference is made to the forward-looking statements disclosure provided at the end of this document.

Financial Highlights

($ in thousands, except for per share data)	Three Months Ended October 31,		Change
	2025	2024
Net Sales	$2,389,123	$2,142,784	11.5%
Gross Profit	$320,974	$281,442	14.0%
Gross Profit Margin %	13.4%	13.1%	+30 bps
Net Income (Loss) Attributable to THOR	$21,669	$(1,832)	n/m
Diluted Earnings (Loss) Per Share	$0.41	$(0.03)	n/m
Cash Flows Provided by (Used in) Operations	$(44,867)	$30,740	(246.0)%

EBITDA (1)	$107,540	$81,733	31.6%
Adjusted EBITDA (1)	$131,005	$107,782	21.5%
(1) See reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures included in this release

Quick Reference to Contents

Q&A

MARKET UPDATE & OUTLOOK

1.What is the current pulse of North American independent dealers and how does this compare to your industry outlook for fiscal 2026?
a.Many of our independent dealers continue to express cautious optimism regarding potential industry and macroeconomic outcomes as we look forward to the spring of 2026. Key factors that will impact retail outlook over the remainder of our fiscal year include the potential for the COVID-19 cohort of buyers to consider trade-in activity that has otherwise been delayed due to macroeconomic conditions, consumer confidence and uncertainty and the net impact of falling interest rates and continued tariff pressures, which at the moment, appear to have stabilized and could marginally improve affordability. Many factors, including the recent government shutdown, have contributed to the pressure on consumer confidence. This dynamic is expressed in the recent pullback in the University of Michigan’s consumer sentiment survey, which has historically been an important barometer for how our customers feel about their economic situation. Due to these macroeconomic factors and influences on consumer sentiment, we believe dealers will continue to place orders closer to need and maintain a conservative inventory stance in the offseason.
2.How would you describe current trends within North American retail demand?
a.Given that we are still in a slow period of market seasonality, it is difficult to have a substantively variant view versus what we communicated in September. Accordingly, our guidance for fiscal 2026, that assumes North American retail will experience a low- to mid-single digit decline during our current fiscal year compared to our prior fiscal year, is unchanged. Based on what we have seen in the first fiscal quarter, we are incrementally more positive about how our products are being received by dealers and are encouraged by the retail performance thus far. We believe this early relative retail strength reflects the work that our operating teams have done to enhance our product, combined with a more effective enterprise sales strategy and use of data tools that have collectively contributed to dealer lot and retail share gains.

3.What is influencing the recent strength of industry-wide fifth wheel wholesale shipments and when will this be reflected in retail registrations?
a.Calendar year-to-date industry wholesale shipments of fifth wheel products are up approximately 21% through September 2025 compared to a retail registration environment during the same period that is largely unchanged. In our view, this is primarily a function of a dealer mix that has been skewed too heavily towards travel trailers within the towable category, and we are seeing a modest normalization of the fifth wheel mix. Our business has experienced similar improvements in wholesale shipments for our fifth wheel products, which we would attribute to load-in tied to some of the sales initiatives that we have discussed over the last couple of quarters. While we believe that there is a longer-term opportunity for product mix to continue to shift towards fifth wheel products as the first cohort of COVID-19 buyers trade in and up, the reality is that fifth wheel wholesale growth from this point will be more dependent on retail.

4.North American retail trends within the new unit category have been soft for three straight years. Does this signify that the long-term fundamentals of the RV market have changed?
a.While this has been an inordinately long trough, we continue to believe that this is an industry that is poised to experience a higher ceiling and higher floor, absent the COVID-related surge caused by a heightened interest in outdoor activities and the lack of safe travel alternatives. In our view, the combination of pandemic related purchases, heightened inflation and an uncertain macroeconomic backdrop have all contributed to the malaise that we have seen in the market since 2022. Despite these challenges, there are a number of factors that reinforce our conviction that there is still a longer-term tailwind, in particular as we compete for share of wallet with other outdoor leisure offerings. These factors include: (1) the buyers that came into the industry during the COVID-19 pandemic are approaching the trade-in cycle; (2) surveys that show high usage rates of existing units and robust repurchase intentions from current RVers; and (3) strong sales growth of single-axle travel trailers, which we view as a good proxy for first-time buyers. We believe that the largest headwinds to demand have been consumer confidence and the affordability dynamic, which has been problematic for consumers across many parts of the economy. It is for this reason that our companies are working tirelessly to mitigate incremental costs from being passed on to the consumer.
5.Does the current European retail environment still align with your fiscal 2026 outlook for the European market?
a.Yes, the industry retail and market trends we have seen in Europe since the start of our fiscal 2026 still align with our initial outlook, which called for a relatively flat retail environment when compared to fiscal 2025. According to the European Caravan Federation (“ECF”), total retail registrations in Europe for the first nine months of calendar year 2025 decreased 3.3% in comparison with the prior-year period. This change was driven by a 0.6% decrease in registrations of motorcaravans and campervans, as well as a 10.6% decrease in registrations of caravans during the period. While the industry overall continues to be price aggressive, we believe there are opportunities for us to recapture shipment share and, in turn, grow our retail market share as we approach the spring selling season.

6.How would you describe the current state of the North American consumer?
a.The strength of the consumer in North America is debatable, as evidenced by a softening of various data points that investors believe provide insights into discretionary spending. These data points emerged in conjunction with the government shutdown and some highly publicized layoff announcements. Nowhere is this dynamic more apparent than with the recent soft consumer sentiment readings. Matters have been further complicated by the volatility surrounding the Federal Reserve’s intentions with respect to further interest rate reductions and the impact that it has had on the volatility of the ten-year treasury. The fact that our industry is currently in the offseason inherently limits the impact that a pullback in consumer confidence can have. In fact, our retail performance has been better than our planning assumptions thus far in the fiscal year, which we attribute to the idiosyncratic business initiatives that we have discussed in recent quarters. Amidst this backdrop, our focus is on managing enterprise risk and executing against our internal plans in order to deliver strong results relative to the given market conditions while also being in a position to ramp up production if the longer-term tailwinds begin to play out this fiscal year. With the recent resolution of the government shutdown, we feel even more optimistic that the longer-term tailwinds will be realized.

7.What is your view on the stimulative elements of the One Big Beautiful Bill (OBBB)?
a.There have been estimates suggesting that the incremental tax benefits associated with the OBBB could be as significant as $150 billion plus, with the bulk of the impact hitting the economy in the first half of calendar year 2026. While we are cautious about the prospect of another shutdown with the current round of funding set to expire on January 30, 2026, we are confident that any incremental tax relief for the consumer would likely be a positive development for our industry.

OPERATIONS UPDATE

1.How do you feel about the level of channel inventory heading into the winter months?
a.We believe North American dealer inventory levels of THOR products is in very good shape on both an absolute and relative basis with roughly 70,900 units in dealer inventory as of October 31, 2025 compared to approximately 75,000 units as of October 31, 2024. Moreover, data from flooring institutions suggests that the aging of dealer inventory of THOR products is meaningfully lower year-over-year. With dealer turns at 1.9x, which includes a level of load-in of some of the exciting new products that were displayed at the 2025 Open House, we feel optimistic about our ability to navigate any risk associated with a weakening consumer while still being positioned to capture share if the market shows seasonal strength in the spring.

In Europe, dealer inventory levels of THOR products approximated 22,900 units at the end of our fiscal 2026 first quarter, which represents a meaningful decline from the approximately 25,400 units in the field at the same time in the prior-year period. Overall, we believe our European dealer inventory levels are generally situated at an appropriate level relative to the anticipated market trajectory, though there are pockets of products that remain slightly elevated.

2.There has been recent interest in the sustainability of the sourcing for certain raw materials within your products, in particular lauan plywood. Can you outline your current efforts towards sustainable sourcing?
a.While recent tariff changes are naturally shifting the market away from lauan plywood, we take supplier compliance for naturally sourced materials very seriously. We have terminated relationships with suppliers that failed to meet our requirements and declined to contract with those unwilling to adhere to our policies. All wood suppliers must follow our purchasing policies, including strict compliance with U.S. laws such as the Lacey Act. Each supplier certifies compliance, and foreign suppliers undergo additional diligence checks. We are also partnering with a supplier diligence firm to strengthen our environmental compliance and ESG programs, including outreach to confirm sourcing practices. Our commitment extends across our entire organization. Ethics and compliance policies are led by senior leadership, reviewed twice annually and reinforced through training and quarterly certifications at our subsidiaries. In addition to our ethics policies, we provide a 24/7 whistleblower hotline so that all concerns are heard. Beyond sourcing, we are proud of our partnership with the National Forest Foundation. As a large corporate funder, we have helped more than double their conservation impact since 2019. Our initiatives include planting 500,000 trees by the end of calendar year 2025, restoring habitats, modernizing recreation sites and supporting youth conservation programs—efforts that underscore our commitment to environmental stewardship and carbon sequestration. We recognize that supply chain traceability is complex and, while we do not disclose granular sourcing details, we remain committed to transparency where possible, advancing sustainable practices and engaging with shareholders to find the best path forward for our enterprise.

STRATEGIC UPDATE

1.What is your assessment of THOR’s North American market share?
a.The trajectory of THOR’s North American market share has improved in recent months as initiatives to gain lot share with key independent dealer partners have proven effective. We believe this is directly related to our strategic initiatives to strengthen our relationships with independent dealers as well as CEO Bob Martin’s detailed re-engagement with the North American operations. As part of his increased involvement and the Company’s streamlined operational structure, our sales force has been rationalized and more enterprise-level arrangements are being put in place, a portion of which has been facilitated by the presence of our private label products on the lots of dealer roll ups. The available registration data through September 2025 highlights a modest market share increase, which was essentially in line with our planning assumptions for stable market share in fiscal year 2026. The revamped Heartland products produced by Jayco are only now being loaded into the channel. All else equal, we would anticipate that, as the newer products that we introduced for model year 2026 make their way into the channel, we will be in a better position to grow market share. Despite the improved positioning, there remain inherent uncertainties surrounding the timing of new model shipments, particularly where there has been a meaningful revamp of the product. Accordingly, our guidance embeds stable market share to attempt to account for this variability.

FINANCIAL UPDATE

1.What factors allowed for the North American Towable gross profit margin percentage to increase from 12.5% in the first quarter of fiscal 2025 to 13.3% in the first quarter of fiscal 2026 despite flat sales?
a.The 80 basis point gross profit margin percentage expansion in the first quarter of fiscal 2026 was a function of lower overhead costs achieved with the Heartland realignment, a favorable product mix, lower warranty costs and reduced promotional expenses, partially offset by higher material costs. The margin results illustrate that the Company is using the down market conditions to evaluate all operations and streamline the business so that it emerges in a stronger position longer term. As we look ahead towards selling season, we would anticipate stronger orders, especially for the revamped Heartland product and the new Keystone offerings. Conversely, we are monitoring the health of the consumer and managing the business prudently, as evidenced by a modest sequential uptick in inventory turns in the period.

2.What is driving the strength of the financial performance of THOR’s Motorized segment?
a.During the three months ended October 31, 2025, net sales for our North American Motorized segment increased 30.9% compared to the prior-year period, driven by a 32.3% increase in unit shipments led by our Class B and Class C product lines, which saw year-over-year improvements in unit shipments of 26.0% and 41.0%, respectively. This increase in shipment volume for the segment was partially offset by a 1.4% decrease in the overall net price per unit, primarily resulting from the shift in product mix towards our more moderately priced Class B and Class C categories as noted above.

The volume increase is driven by two factors: (1) the team at Thor Motor Coach has been leveraging data to hit strategic price points that are resonating with value-conscious consumers; and (2) in spring 2025, Tiffin hosted its first dealer event since before the COVID-19 pandemic and had a chance to connect with key customers and showcase their new product portfolio, which includes a greater emphasis on their expansion beyond the Class A market that has historically been their hallmark.

The North American Motorized gross profit margin percentage in the first quarter of fiscal 2026 increased to 10.8% compared to 8.5% in the prior-year period. The 230 basis point increase was largely a function of volume leverage, reduced promotional activity and a lower warranty expense, which more than offset higher material costs. While we generally anticipate that dealer orders will remain suppressed until we are closer to selling season, the 32.5% year-over-year increase in backlog speaks to the hard work of our teams and represents a potential source of upside relative to what is currently embedded in our plan.

3.The gross profit margin percentage for THOR’s European segment in the first quarter of fiscal 2026 declined 340 basis points compared to the prior-year period despite net sales increasing 8.4% for the same comparative periods. What factors are pressuring profitability and do you see relief from these factors in the near term?
a.Profitability for our European segment continues to be impacted by various market headwinds as well as key internal initiatives to strengthen the segment going forward. On a macro level, our European segment has been heavily impacted by a more price aggressive market as European RV OEMs strive to maintain market share and production levels. While we have significantly improved the margin profile of our European segment in recent years and have worked tirelessly to protect our margin position against the current pressures, we have nevertheless experienced margin headwinds due to these industry dynamics. We believe the level of industry channel inventory will be improved in the first half of calendar 2026, and that this will present notable upside opportunities for our European segment as a preferred partner for our independent dealers as those dealers look to replenish their lot stocks with a more optimal product mix.

The European segment has also continued to grapple with shifting consumer trends, with consumer preferences focused on premium and entry-level brands while mainstream products have seen lower demand. This has led to a higher concentration of lower-margin sales due to elevated entry-level brand sales as well as a high number of special-edition motorcaravan products at desirable price points introduced ahead of a product refresh. While we have received extremely positive feedback and strong order entry for the mainstream products that are currently being refreshed, we still identified a need to restructure certain operations to address the long-lasting pressures experienced by some of our European brands. In the first quarter of fiscal 2026, the European segment incurred $7.2 million in employee separation costs related to strategic plant reorganization initiatives that reduced profitability within the quarter.

We are optimistic that these restructuring initiatives will improve our cost structure going forward and drive meaningful long-term results. Overall, our view of the earnings power of the European segment is relatively unchanged from what it was three months ago, though we now believe that the magnitude of the second half ramp will be more meaningful than we previously anticipated.

4.What factors and assumptions are embedded in THOR’s fiscal 2026 guidance?
a.We remain cautious in our outlook due to the macroeconomic backdrop and its associated impacts on consumer demand, in particular the appetite of consumers for big-ticket discretionary purchases like RVs. This cautious outlook has been reinforced in recent weeks following a number of weak data points surrounding the government shutdown. The assumptions embedded in our fiscal 2026 guidance are: wholesale and retail volumes are roughly balanced, a low- to mid-single digit North American retail decline, stable retail market share, modestly higher average selling prices, a relatively steady European market, stable gross margin with upside in a stronger market and a normalized tax rate before consideration of any discrete tax items. As an organization, we are focused on controlling what is controllable, producing great products that resonate with consumers and managing enterprise risk in the event that consumer and market conditions deteriorate.

Our guidance does not assume a meaningful net financial impact related to the Heartland realignment, Keystone model refresh or other restructuring initiatives going forward. We continue to see the balance of the year playing out the way we originally envisioned. We are leaving our full-year outlook unchanged due to the numerous data points that suggest consumer sentiment is weakening. When we report our fiscal 2026 second quarter results in March 2026, we will have seen how the consumer reacts to the start of the show season and we will have a better idea of the traction we are gaining with certain company initiatives and products.

Given our expectations surrounding overall market volumes in both North America and Europe, the Company is reconfirming its initial guidance for fiscal 2026.

For fiscal 2026, the Company’s full-year guidance includes:

•Consolidated net sales in the range of $9.0 billion to $9.5 billion
•Stable gross margin at midpoint, with upside in a stronger market
•Diluted earnings per share in the range of $3.75 to $4.25

Summary of Key Quarterly Segment Data – North American Towable RVs
Dollars are in thousands

NET SALES:	Three Months Ended October 31,		Change
	2025	2024
North American Towable
Travel Trailers	$506,001	$602,695	(16.0)%
Fifth Wheels	391,089	296,083	32.1%
Total North American Towable	$897,090	$898,778	(0.2)%

# OF UNITS:	Three Months Ended October 31,		Change
	2025	2024
North American Towable
Travel Trailers	19,908	25,458	(21.8)%
Fifth Wheels	5,899	4,560	29.4%
Total North American Towable	25,807	30,018	(14.0)%

ORDER BACKLOG:	As of October 31,		Change
	2025	2024
North American Towable	$656,002	$933,051	(29.7)%

TOWABLE RV MARKET SHARE SUMMARY: (1)	Calendar Years to Date September 30,
	2025	2024
U.S. Market	38.3%	38.5%
Canadian Market	37.4%	38.9%
Combined North American Market	38.2%	38.6%

(1) Source: Statistical Surveys, Inc., CYTD September 30, 2025 and 2024.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated, and is often impacted by delays in reporting by various states or provinces.

Summary of Key Quarterly Segment Data – North American Motorized RVs
Dollars are in thousands

NET SALES:	Three Months Ended October 31,		Change
	2025	2024
North American Motorized
Class A	$189,146	$156,576	20.8%
Class C	329,190	234,227	40.5%
Class B	142,760	114,405	24.8%
Total North American Motorized	$661,096	$505,208	30.9%

# OF UNITS:	Three Months Ended October 31,		Change
	2025	2024
North American Motorized
Class A	882	756	16.7%
Class C	2,884	2,045	41.0%
Class B	1,184	940	26.0%
Total North American Motorized	4,950	3,741	32.3%

ORDER BACKLOG:	As of October 31,		Change
	2025	2024
North American Motorized	$1,276,523	$963,141	32.5%

MOTORIZED RV MARKET SHARE SUMMARY: (1)	Calendar Years to Date September 30,
	2025	2024
U.S. Market	48.1%	47.2%
Canadian Market	45.2%	50.5%
Combined North American Market	47.9%	47.5%

(1) Source: Statistical Surveys, Inc., CYTD September 30, 2025 and 2024.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated and is often impacted by delays in reporting by various states or provinces.

Summary of Key Quarterly Segment Data – European RVs
Dollars are in thousands

NET SALES:	Three Months Ended October 31,		Change
	2025	2024
European
Motorcaravan	$355,307	$318,216	11.7%
Campervan	182,310	173,216	5.3%
Caravan	27,703	33,071	(16.2)%
Other	90,159	80,400	12.1%
Total European	$655,479	$604,903	8.4%

# OF UNITS:	Three Months Ended October 31,		Change
	2025	2024
European
Motorcaravan	4,379	4,133	6.0%
Campervan	3,233	3,178	1.7%
Caravan	1,111	1,324	(16.1)%
Total European	8,723	8,635	1.0%

ORDER BACKLOG:	As of October 31,		Change
	2025	2024
European	$1,930,463	$2,043,636	(5.5)%

EUROPEAN RV MARKET SHARE SUMMARY: (1)	Calendar Years to Date September 30,
	2025	2024
Motorcaravan and Campervan (2)	26.3%	25.1%
Caravan	17.2%	18.3%

(1) Sources: Caravaning Industry Association e.V. (“CIVD”) and European Caravan Federation (“ECF”), CYTD September 30, 2025 and 2024. Data from the ECF is subject to adjustment, continuously updated and is often impacted by delays in reporting by various countries (some countries, including the United Kingdom, do not report OEM-specific data and are thus excluded from the market share calculation).
(2) The CIVD and ECF report motorcaravans and campervans together.

Note: Industry wholesale shipment data for the European RV market is not available.

Non-GAAP Reconciliations

The following table reconciles consolidated net income to consolidated EBITDA and Adjusted EBITDA:

EBITDA Reconciliations
($ in thousands)

	Three Months Ended October 31,
	2025	2024
Net income (loss) (GAAP)	$23,169	$(873)
Add back:
Interest expense, net	9,017	15,228
Income tax provision (benefit)	9,319	(283)
Depreciation and amortization of intangible assets	66,035	67,661
EBITDA (Non-GAAP)	$107,540	$81,733
Add back:
Stock-based compensation expense	10,950	10,537
Non-cash foreign currency loss (gain)	3,510	3,392
Investment-related loss (gain)	425	2,642
Strategic initiatives	15,050	15,459
Other loss (gain), including sales of PP&E	(6,470)	(5,981)
Adjusted EBITDA (Non-GAAP)	$131,005	$107,782

EBITDA and Adjusted EBITDA are non-GAAP performance measures included to illustrate and improve comparability of the Company's results from period to period, particularly in periods with unusual or one-time items. EBITDA is defined as net income (loss) before net interest expense (income), income tax provision (benefit) and depreciation and amortization. Adjusted EBITDA reflects adjustments to EBITDA to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. The Company considers these non-GAAP measures in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements
This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, including the impact of tariffs, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rates and interest rate fluctuations and their potential impact on the general economy and, specifically, on our independent dealers and consumers and our profitability; the ability to ramp production up or down quickly in response to rapid changes in demand or market share while also managing associated costs, including labor-related costs and production capacity costs; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; the financial health of our independent dealers and their ability to successfully manage through various economic conditions; legislative, trade, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory audits or investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; the ability to realize anticipated benefits of strategic realignments or other reorganizational actions; the level of consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers, and stocking level decisions of our independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems, including confidential and personal information, from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market, public health and political conditions in the various countries in which our products are produced and/or sold; the impact of adverse weather conditions and/or weather-related events; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.
These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2025.
We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.